Exhibit 99.1

JANUS HENDERSON GROUP PLC

UNAUDITED

PRO FORMA CONDENSED STATEMENT OF INCOME

(US dollars in millions except per share data)

	Three months ended,
	March 31,	June 30,	September 30,	December 31,	March 31,
	2016	2016	2016	2016	2017
Operating revenues
Management fees	$428.6	$440.8	$444.4	$432.2	$427.6
Performance fees	12.4	5.6	(2.5)	2.7	1.0
Shareowner servicing fees	27.3	28.4	29.1	28.6	28.6
Other revenue	34.6	34.2	32.9	31.3	29.9
Total operating revenues	502.9	509.0	503.9	494.8	487.1

Operating expenses:
Employee compensation and benefits	156.7	152.8	153.5	161.7	163.3
Long-term incentive compensation	40.6	49.2	30.3	46.3	34.5
Marketing and advertising	8.8	10.6	6.8	10.7	21.7
Distribution expenses	87.0	90.6	84.7	79.8	81.1
Depreciation and amortization	15.6	15.4	15.7	20.2	14.4
Investment administration	11.7	12.8	10.9	10.8	10.2
General, administrative and occupancy	55.2	54.2	58.6	69.3	56.0
Total operating expenses	375.6	385.6	360.5	398.8	381.2

Operating income	127.3	123.4	143.4	96.0	105.9

Interest expense	(7.9)	(5.0)	(4.3)	(4.2)	(4.8)
Investment gains(losses), net	8.5	(8.2)	(0.5)	(14.0)	0.5
Other non-operating income (expense), net	2.4	(2.0)	1.5	0.1	2.4
Income before taxes	130.3	108.2	140.1	77.9	104.0
Income tax provision	(37.7)	(26.7)	(33.8)	(25.4)	(28.2)
Net income	92.6	81.5	106.3	52.5	75.8
Net income attributable to noncontrolling interests	(5.0)	4.9	(2.1)	8.7	(1.4)
Net income attributable to JHG	$87.6	$86.4	$104.2	$61.2	$74.4

Earnings per share - Diluted	$0.42	$0.41	$0.50	$0.30	$0.36

JANUS HENDERSON GROUP PLC

UNAUDITED

NON-GAAP FINANCIAL MEASURES

(US dollars in millions except per share data)

	Three months ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2016	2016	2016	2016	2017
Reconciliation of operating revenues to adjusted operating revenues
Operating revenues, GAAP basis	$502.9	$509.0	$503.9	$494.8	$487.1
Distribution expenses(1)	(87.0)	(90.6)	(84.7)	(79.8)	(81.1)
Adjusted operating revenues	$415.9	$418.4	$419.2	$415.0	$406.0

Reconciliation of operating income to adjusted operating income
Operating income, GAAP basis	$127.3	$123.4	$143.4	$96.0	$105.9
Employee compensation and benefits(3)	1.0	1.6	0.8	10.1	3.6
Marketing and advertising(3)	—	—	—	0.9	14.5
Depreciation and amortization(2)	7.8	7.8	7.8	12.6	7.6
General, administration and occupancy(3)	3.7	0.9	7.9	15.3	12.0
Adjusted operating income	$139.8	$133.7	$159.9	$134.9	$143.6

Operating margin	25.3%	24.2%	28.5%	19.4%	21.7%
Adjusted operating margin	33.6%	32.0%	38.1%	32.5%	35.4%

Reconciliation of net income attributable to JHG to adjusted net income attributable to JHG
Net income attributable to JHG, GAAP basis	$87.6	$86.4	$104.2	$61.2	$74.4
Employee compensation and benefits(3)	1.0	1.6	0.8	10.1	3.6
Marketing and advertising(3)	—	—	—	0.9	14.5
Depreciation and amortization(2)	7.8	7.8	7.8	12.6	7.6
General, administration and occupancy(3)	3.7	0.9	7.9	15.3	12.0
Other non-operating income, net(4)	0.5	4.2	0.5	0.6	0.9
Income tax provision(5)	(3.0)	(2.0)	(1.0)	(14.2)	(10.7)
Adjusted net income attributable to JHG	$97.6	$98.9	$120.2	$86.5	$102.3

Diluted earnings per share	$0.42	$0.41	$0.50	$0.30	$0.36
Adjusted diluted earnings per share	$0.47	$0.47	$0.57	$0.42	$0.50

(1)  Distribution expenses are paid to financial intermediaries for the distribution of JHG’s investment products. Management believes that the deduction of third-party distribution, service and advisory expenses from operating revenues in the computation of net revenues reflects the nature of these expenses as revenue-sharing activities, as these costs are passed through to external parties who perform functions on behalf of, and distribute, JHG’s managed AUM.

(2)  Investment management contracts have been identified as a separately identifiable intangible asset arising on the acquisition of subsidiaries and businesses. Such contracts are recognized at the net present value of the expected future cash flows arising from the contracts at the date of acquisition. For segregated mandate contracts, the intangible asset is amortized on a straight line basis over the expected life of the contracts. Management believes these non cash and acquisition related costs do not represent the ongoing operations of the JHG.

(3)  For the three months ended March 31, 2016 and June 30, 2016, adjustments represent void property costs and deferred consideration costs associated with acquisitions prior to the merger. For the three months ended September 30, 2016, December 31, 2016 and March 31, 2017, adjustments primarily represent transaction-related costs due to the merger. Management believes these costs do not represent the ongoing operations of JHG.

(4)  Adjustment represents void property costs and deferred consideration costs associated with acquisitions prior to the Merger.

(5)  The tax impact of the non-GAAP adjustments are calculated based on the U.S. or foreign statutory tax rates as they relate to each non-GAAP adjustment. Certain non-GAAP adjustments are either not taxable or not tax deductible.

JANUS HENDERSON GROUP PLC(1)

UNAUDITED

ASSETS AND FLOWS BY INVESTMENT CAPABILITY

(US dollars in billions)

		Quantitative	Fixed	Multi
	Equity	Equity (2)	Income	Asset	Alternative	Total (4)

AUM 31-Dec 2015	$158.5	$47.5	$72.8	$26.4	$19.6	$324.8
Sales	7.4	2.1	5.6	1.3	2.9	19.3
Redemptions	(9.6)	(1.5)	(6.2)	(1.2)	(2.1)	(20.5)
Net Sales (Redemptions)	(2.1)	0.7	(0.6)	0.1	0.7	(1.2)
Market/Fund Performance (3)	(4.0)	0.5	1.7	(0.3)	(0.1)	(2.2)
AUM 31-Mar 2016	$152.3	$48.6	$74.0	$26.2	$20.3	$321.4
Sales	8.0	1.3	6.6	1.0	2.2	19.0
Redemptions	(9.5)	(2.0)	(5.2)	(1.4)	(2.7)	(20.8)
Net Sales (Redemptions)	(1.5)	(0.7)	1.3	(0.4)	(0.6)	(1.9)
Market/Fund Performance (3)	(0.8)	1.0	(0.5)	(0.1)	(1.0)	(1.4)
AUM 30-Jun 2016	$150.0	$48.9	$74.8	$25.7	$18.7	$318.1
Sales	8.5	0.6	5.2	0.7	1.3	16.3
Redemptions	(9.6)	(2.4)	(4.7)	(1.4)	(1.4)	(19.6)
Net Sales (Redemptions)	(1.1)	(1.8)	0.4	(0.8)	(0.1)	(3.3)
Market/Fund Performance (3)	8.3	0.9	1.8	0.7	(0.1)	11.6
AUM 30-Sep 2016	$157.2	$48.1	$77.0	$25.6	$18.5	$326.3
Sales	10.8	1.1	7.6	1.1	1.5	22.1
Redemptions	(10.7)	(2.6)	(7.2)	(1.5)	(2.1)	(24.1)
Net Sales (Redemptions)	0.1	(1.6)	0.4	(0.5)	(0.6)	(2.1)
Market/Fund Performance (3)	(0.7)	0.1	(3.8)	0.3	(0.7)	(4.9)
AUM 31-Dec 2016	$156.6	$46.6	$73.6	$25.4	$17.1	$319.3
Sales	9.4	1.5	6.3	1.3	1.3	19.9
Redemptions	(11.9)	(5.2)	(6.0)	(1.8)	(2.0)	(26.9)
Net Sales (Redemptions)	(2.5)	(3.7)	0.3	(0.5)	(0.7)	(7.0)
Market/Fund Performance (3)	11.6	3.2	2.2	1.1	0.4	18.5
AUM 31-Mar 2017	$165.6	$46.2	$76.1	$26.0	$16.9	$330.8

Notes:

(1) Historical AUM and Flows reflect the PRELIMINARY analysis of Janus Capital Group Inc. and Henderson Group plc individual results, reflecting historical methodologies used by each respective firm, and are subject to change. Numbers may not cast due to rounding.

(2) First quarter 2017 gross sales and redemptions exclude an intra-strategy transfer of US$1.6 billion from a Danish krone-denominated account into a US dollar-denominated account.

(3) Market/Fund Performance includes gains/(losses) from changes in foreign exchange rates. Going forward, Janus Henderson Group plc will break out Market/Fund Performance and FX separately.

(4) Excludes ETN assets, for which JHG is not the named advisor or subadvisor and therefore does not earn a management fee on these assets.